Exhibit 12

                             JAMES RIVER CORPORATION
                          of Virginia and Subsidiaries
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                            (Dollar amounts in 000's)
                                                             Fiscal Year Ended
                                         April      April   December   December   December   December
                                      30, 1989   29, 1990   30, 1990   29, 1991   27, 1992   26, 1993
                                     (53 weeks) (52 weeks) (35 weeks) (52 weeks) (52 weeks) (52 weeks)
                                                                 (b)                 (c,d)
Pretax income (loss) from
   continuing operations,
   before minority interests          $446,954   $371,501    $44,352   $115,170  $(182,817)   $14,115

Add:
  Interest charged to operations       171,964    198,743    133,716    191,344    192,962    183,035
  Portion of rental expense
    representative of interest
    factor (assumed to be one-third)    19,900     23,400     15,100     19,891     19,426     19,094

      Total earnings, as adjusted     $638,818   $593,644   $193,168   $326,405    $29,571   $216,244
Fixed charges:
  Interest charge to operations       $171,964   $198,743   $133,716   $191,344   $192,962   $183,035
  Capitalized interest                  28,793     25,475     10,759     31,740     12,778      5,291
  Portion of rental expense
    representative of interest
    factor (assumed to be one-third)    19,900     23,400     15,100     19,891     19,426     19,094

            Total fixed charges       $220,657   $247,618   $159,575   $242,975   $225,166   $207,420

Ratio                                     2.90       2.40       1.21       1.34         --       1.04
See accompanying footnote explanations.

Exhibit 12 (continued)

                       JAMES RIVER CORPORATION
                    of Virginia and Subsidiaries
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                      (Dollar amounts in 000's)

                                                   Six Months Ended
                                                  June 27,   June 26,
                                                      1993       1994
                                                (26 Weeks) (26 Weeks)

Pretax income (loss) from continuing
  operations, before minority interests             $3,984     $8,195

  Add:
    Interest charged to operations                  94,506     89,824

    Portion of rental expense representative of
    interest factor (assumed to be one-third)        9,713      9,547

      Total earnings, as adjusted                 $108,203   $107,566

Fixed charges:
  Interest charged to operations                   $94,506    $89,824

  Capitalized interest                               2,872      1,251

  Portion of rental expense representative of
    interest factor (assumed to be one-third)        9,713      9,547

    Total fixed charges                           $107,091   $100,622

Ratio                                                 1.01       1.07

See accompanying footnote explanations.

Exhibit 12 (continued)

                       JAMES RIVER CORPORATION
                    of Virginia and Subsidiaries

     NOTES TO COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(a) In computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, minority interests, and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, and that portion of rental expense (one-third) deemed representative of the interest factor. Earnings and fixed charges also include the Company's proportionate share of such amounts for unconsolidated affiliates which are owned 50% or more and distributed income from less than 50% owned affiliates.

(b) During 1990, the Company changed its fiscal year from one ending on the last Sunday in April to one ending on the last Sunday in December. During this period, the Company initiated an operational restructuring program designed to focus the Company's operations on those businesses in which it commands a substantial market share and which are less cyclical. In connection with that program, the Company recorded a $200 million pretax charge which has been included in the calculation of the ratio of earnings to fixed charges for this period.

(c) During 1992, the Company initiated a productivity enhancement program and recorded a $112 million pretax charge which has been included in the calculation of the ratio of earnings to fixed charges for this year.

(d) For the year ended December 27, 1992, earnings were inadequate to cover fixed charges by $195.6 million.